Exhibit 10.20(b)
Highly Confidential
AMENDMENT NO. 1 TO
EXECUTIVE EMPLOYMENT AGREEMENT
          THIS AMENDMENT TO THE EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) by and between Mylan Inc. (the “Company”) and Daniel C. Rizzo, Jr.( “Executive”), is made as of December 22, 2008.
          WHEREAS, the Company and Executive are parties to that certain Executive Employment Agreement (the “Agreement”); and
          WHEREAS, the Company and Executive wish to amend the Agreement as set forth below to comply with Section 409A of the Internal Revenue Code;
          NOW, THEREFORE, the Agreement is hereby amended as follows:
1.	The following sentence is hereby added to the end of Section 3(b) of the Agreement:
Such bonus shall be paid no later than March 15th of the year following the year in which the annual award is no longer subject to a substantial risk of forfeiture.
2.	The following sentences are hereby added to the end of the section of the Agreement entitled “General Release as Condition for Post-Employment Payments”:
To the extent that any payments under Sections 8(c), (d) or (e) of this Agreement are subject to Section 409A of the Code, such release and waiver of claims must be signed within twenty-one (21) days following Executive’s termination of employment (or such longer period as mandated by applicable employment laws). Payment of any amounts due hereunder shall be made on the thirtieth (30th) day following Executive’s termination of employment, or, if later, on the eighth (8th) day following the expiration of the release consideration period required by applicable law; provided, however, that in each case the release has been executed and has become non-revocable prior to any payment hereunder. Unless otherwise provided by the Company, if the release and waiver of claims does not become effective and irrevocable prior to the payment date specified above, Executive shall not be entitled to any payments or benefits pursuant to Sections 8(c), (d) or (e) of this Agreement other than any earned but unpaid salary through Executive’s date of termination, any earned but unpaid bonus for any fiscal year that ended prior to Executive’s date of termination and reimbursement of approved expenses.
3.	The following shall be added as the last section of the Agreement:
Conditions to Payment and Acceleration; Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to Executive under this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following Executive’s termination of employment (or death, if earlier). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which Executive would become entitled to under the terms of the Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which Executive remits the related taxes.
4.	This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the Commonwealth of Pennsylvania.

5.	Except as modified by this Amendment, the Agreement is hereby confirmed in all respects.
     IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date and the year first written above.

MYLAN INC.
/s/ Heather Bresch
By: Heather Bresch
Title:	Chief Operating Officer

/s/ Daniel C. Rizzo, Jr.
Daniel C. Rizzo, Jr.

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